Exhibit 3.2

JUN 02 2023

INVESCO COMMERCIAL REAL ESTATE FINANCE TRUST, INC.

12.5% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Articles Supplementary Classifying and Designating a Class of Preferred Stock as

12.5% Series A Cumulative Redeemable Preferred Stock and Fixing Distribution

and Other Preferences and Rights of Such Class

Invesco Commercial Real Estate Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the Articles of Amendment and Restatement of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated one hundred and twenty-five (125) unissued shares of preferred stock without designation as to series, $0.01 par value per share, of the Corporation as shares of 12.5% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, of the Corporation (each a “Series A Preferred Share” and collectively the “Series A Preferred Shares”).

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for the Series A Preferred Shares are as follows:

1.1	Defined Terms; Designation and Number.

1.1.1	Capitalized terms used and not defined herein shall have the meanings set forth in the Charter.

1.1.2

The Corporation is authorized to issue a separate class of shares of preferred stock designated as 12.5% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (each a “Series A Preferred Share” and collectively the “Series A Preferred Shares”) and the number of shares that shall constitute such class shall be one hundred and twenty-five (125). The Series A Preferred Shares shall be uncertificated.

1.2

Rank. The Series A Preferred Shares shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to the Common Shares and to all other shares of stock and equity securities issued by the Corporation (together with the Common Shares, the “Junior Securities”). The terms “shares” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

1.3	Distributions.

1.3.1

Each holder of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 12.5% per annum of the total of $1,000.00 per Series A Preferred Share plus all accumulated and unpaid distributions thereon. Such distributions shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Share is issued, such issue date to be contemporaneous with the receipt by the Corporation of subscription funds for the Series A Preferred Shares (the “Original Issue Date”), and shall be payable annually in arrears on or before June 30 of each year (each a “Distribution Payment Date”); provided, however, that if any Distribution Payment Date is not a business day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Distribution Payment Date. Any distribution payable on the Series A Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “distribution period” shall mean, with respect to the first “distribution period,” the period from and including the Original Issue Date to and including the first Distribution Payment Date, and with respect to each subsequent “distribution period,” the period from but excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as of which accrued distributions are to be calculated. Distributions will be payable to holders of record as they appear in the records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls or on such other date designated by the Board of Directors for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

1.3.2

No distributions on Series A Preferred Shares shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes hereof, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

1.3.3

Notwithstanding the foregoing, distributions on the Series A Preferred Shares shall accrue whether or not the terms and provisions set forth in Section 1.3.2 hereof at any time prohibit the current payment of distributions, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Furthermore, subject to Section 1.3.2, distributions will be declared and paid when due in all events to the fullest extent permitted by law. Accrued but unpaid distributions on the Series A Preferred Shares will accumulate as of the Distribution Payment Date on which they first become payable.

1.3.4

Unless full cumulative distributions on all outstanding Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in Junior Securities) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Securities) by the Corporation (except by conversion into or exchange for other Junior Securities and except for transfers made pursuant to the provisions of Article VI of the Charter).

1.3.5

When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Shares, all distributions declared upon the Series A Preferred Shares shall be declared and paid pro rata based on the number of Series A Preferred Shares then outstanding.

1.3.6

Any distribution payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable. Holders of the Series A Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the Series A Preferred Shares as described above.

1.4	Liquidation Preference.

1.4.1

Subject to Section 1.4.6 below, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each a “Liquidation Event”), the holders of Series A Preferred Shares then outstanding are entitled to be paid, out of the assets of the Corporation legally available for distribution to Stockholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per Series A Preferred Share, (ii) an amount equal to all accrued and unpaid distributions thereon through and including the date of payment, and (iii) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires, the per Series A Preferred Share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Junior Securities.

1.4.2

If upon any Liquidation Event the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding Series A Preferred Shares, then the holders of the Series A Preferred Shares shall share ratably in any distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

1.4.3

After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Corporation.

1.4.4.

Upon the Corporation’s provision of written notice as to the effective date of any Liquidation Event, accompanied by a check in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Shares is entitled, the Series A Preferred Shares shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Shares at the respective mailing addresses of such holders as the same shall appear in the records of the Corporation.

1.4.5

The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a Liquidation Event.

1.4.6

The Board of Directors, in its sole discretion, may elect not to pay the holders of Series A Preferred Shares the sums due pursuant to 1.4.1 immediately upon a Liquidation Event but instead choose to first distribute such amounts as may be due to the holders of the Common Shares hereunder. If the Board of Directors elects to exercise this option pursuant to this section, the Board of Directors shall first establish a reserve in an amount equal to 200% of all amounts owed to the holders of the Series A Preferred Shares pursuant to the Charter including these terms of the Series A Preferred Shares. In addition, in the event that the Corporation elects to establish a reserve for payment of the Liquidation Preference, the Series A Preferred Shares shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on the Common Shares. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Corporation may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

1.5	Redemption.

1.5.1

Right of Optional Redemption. The Corporation, at its option, may redeem some or all of the Series A Preferred Shares at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $1,000.00 per Series A Preferred Share plus an amount equal to all accrued and unpaid distributions thereon to and including the date fixed for redemption (except as provided in Section 1.5.3 below), plus a redemption premium per Series A Preferred Share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption:

1.	until December 31, 2024, $50, and

2.	thereafter, no Redemption Premium.

If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional interests.

1.5.2

Limitations on Redemption. Unless full cumulative distributions on all Series A Preferred Shares shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series A Preferred Shares shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding Series A Preferred Shares are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Junior Securities of the Corporation (except by exchange for other Junior Securities); provided, however, that the foregoing shall not prevent the purchase by the Corporation of Shares Transferred to the Charitable Trustee pursuant to Section 6.2.5 of the Charter in order to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

1.5.3	Procedures for Redemption.

(a) Procedures for Redemption.

(i) Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Shares is entitled, the Series A Preferred Shares shall be redeemed and shall no longer be deemed outstanding the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Shares at the respective mailing addresses of such holders as the same shall appear in the records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of Series A Preferred Shares to be redeemed; and (D) that distributions on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

(iii) If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any Series A Preferred Shares so called for redemption, then, from and after the redemption date, distributions will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. Since the Series A Preferred Shares are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming the Series A Preferred Shares shall be irrevocable except that:

(A) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

1.5.4

Status of Redeemed Series A Preferred Shares. Any Series A Preferred Shares that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Shares without designation which may be issued by the Board of Directors from time to time at its discretion.

1.6

Voting Rights. Except as provided in this Section, the holders of the Series A Preferred Shares shall not be entitled to vote on any matter submitted to the Stockholders for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Shares (excluding any shares that were not issued in a private placement of the Series A Preferred Shares conducted by Iroquois Capital Advisors, LLC), voting as a separate class, shall be required for (a) authorization or issuance of any shares of stock or equity security of the Corporation with any rights that are senior to or on parity with the Series A Preferred Shares, (b) any amendment to the Charter, including these terms of the Series A Preferred Shares, which has a material adverse effect on the rights and preferences of the Series A Preferred Shares or which increases the number of authorized or issued Series A Preferred Shares, or (c) any reclassification of the Series A Preferred Shares. The term “Series A Preferred Shares” shall not include any interests in the Corporation or classes thereof other than the Series A Preferred Shares issued in a private placement of the Series A Preferred Shares conducted by Iroquois Capital Advisors, LLC.

1.7	Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

1.8

Limitation of Liability. Except to the extent required by applicable law, no holder of Series A Preferred Shares shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Corporation in excess of his or her initial capital contribution made in exchange for the Series A Preferred Shares.

1.9

Appointment of the Paying Agent. The holders of Series A Preferred Shares hereby authorize REIT Investment Group, LLC, with an address at 3100 West End Avenue, Suite 910, Nashville, Tennessee 37203, to act as paying agent on behalf of the holders of Series A Preferred Shares (the “Paying Agent”). Any distribution payments received by the Paying Agent shall be deemed paid to the holders of Series A Preferred Shares on the later of the date received by the Paying Agent or the date declared for payment.

1.10

Application of Article VI of the Charter. Series A Preferred Shares are subject to the provisions of Article VI of the Charter, including, without limitation, the provision for the Transfer of Shares to a Charitable Trust.

THIRD: The Series A Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 1st day of June, 2023.

INVESCO COMMERCIAL REAL ESTATE FINANCE TRUST, INC.

By:	/s/ Bert Crouch
Name:	Bert Crouch
Title:	Chief Executive Officer

ATTEST:

/s/ Christopher Fischer
Name:	Christopher Fischer
Title:	Secretary